Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

jsinger@sagentpharma.com

(847) 908-1605

SAGENT PHARMACEUTICALS REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Record quarterly revenue and earnings driven by new product launches

Company achieves revised Fiscal Year 2012 Guidance

SCHAUMBURG, Ill., February 14, 2013 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT), a leader of specialty pharmaceutical products with a specific emphasis on the injectable market, today announced financial results for the fourth quarter and fiscal year ended December 31, 2012.

Fourth Quarter 2012 Highlights

•	Revenue increased 10% to $53.2 million driven by products launched in the last twelve months;

•	Reported gross profit increased 159% to $11.6 million, or 21.8% of net revenue;

•	Adjusted gross profit[1] increased 152% to $13.1 million, or 24.6% of net revenue;

•	Earnings per share increased 100% to essentially breakeven; and

•	Seven new products launched, including Calcium Leucovorin, Nafcillin and Ondansetron increasing total for fiscal 2012 to 16 new product launches.

“We are pleased with the strong revenue growth and substantial margin expansion achieved this quarter,” said Jeffrey M. Yordon, president, chief executive officer, and chairman of the board of Sagent. “We ended the year on a high note with our first quarter of positive EBITDA1, and breakeven earnings per share. These results substantiate further the strength of our unique operating model and demonstrate the value of our growing product portfolio.”

Yordon added, “2012 has been a year of significant accomplishments for Sagent, including the launch of 16 new products and the continued development of our product pipeline through the filing of 16 new ANDAs. We finished the year with 46 marketed products in 122 presentations and 39 products represented by 70 ANDAs either pending launch or awaiting approval with the FDA. The strong year over year revenue growth and the improvement of our bottom line is a direct result of our commitment to executing against our key strategic initiatives to build a long-term, profitable business for our shareholders. Building on this positive momentum, we will continue to invest in our business model and are focused on positioning Sagent for long-term success in the injectable pharmaceutical market.”

[1]	Adjusted gross profit and EBITDA are non-GAAP measures. Please see discussion of Non-GAAP Financial Measures at the end of this press release.

Financial Results for the Quarter Ended December 31, 2012

Net revenue for the fourth quarter of 2012 was $53.2 million, an increase of $4.7 million, or 10%, compared to $48.5 million in the fourth quarter of 2011. The increase was driven by $10.4 million in revenue from the launch of 37 new codes or presentations of 16 new products since December 2011, partially offset by declines in revenue from existing products. Gross profit for the fourth quarter of 2012 was $11.6 million, or 21.8% of net revenue, compared to $4.5 million, or 9.3% of net revenue, in the fourth quarter of 2011. Adjusted gross profit for the fourth quarter of 2012 was $13.1 million, or 24.6% of net revenue, compared to $5.2 million, or 10.7% of net revenue in the fourth quarter of 2011.

Total operating expenses for the fourth quarter of 2012 decreased 7% to $11.7 million, compared to $12.5 million for the same period in 2011. Product development expense totaled $4.4 million and $4.6 million in the fourth quarter of 2012 and 2011, respectively. Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2012 totaled $8.0 million compared to $7.0 million in the fourth quarter of 2011, with the increase due primarily to higher payroll related costs. The equity in net income of joint ventures for the fourth quarter of 2012 totaled $0.7 million compared to a loss of $0.9 million in the fourth quarter of 2011.

Including the impact of interest and other non-operating expenses, the net loss for the three months ended December 31, 2012 decreased $9.0 million to $0.1 million compared to the fourth quarter of 2011.

Financial Results for the Fiscal Year Ended December 31, 2012

Net revenue for the fiscal year ended December 31, 2012 was $183.6 million, an increase of $31.2 million, or 20%, compared to $152.4 million in fiscal 2011. Product launches since December 2011 contributed $20.8 million of the net revenue increase. Gross profit for fiscal 2012 was $31.1 million, or 16.9% of net revenue, compared to $18.8 million, or 12.3% of net revenue, in fiscal 2011. Adjusted gross profit in fiscal 2012 was $36.7 million, or 20.0% of net revenue, compared to $20.8 million, or 13.7% of net revenue in 2011.

Total operating expenses for the fiscal year ended December 31, 2012 increased 15% to $46.6 million, compared with $40.4 million for the same period in 2011. Product development expense for fiscal 2012 totaled $17.1 million compared to $12.8 million in 2011. SG&A expenses for fiscal 2012 totaled $30.1 million compared to $25.1 million in the prior year. The equity in net income of joint ventures for fiscal 2012 totaled $1.3 million compared to a loss of $2.5 million for 2011.

Including the impact of interest and other non-operating expenses, the net loss for the fiscal year ended December 31, 2012 and 2011 was $16.8 million and $26.4 million, respectively.

Liquidity

Our cash and cash equivalents and short term investments at December 31, 2012 were $64.3 million, and our working capital totaled $106.8 million.

Fiscal 2013 Guidance

Yordon concluded, “Our strong finish to fiscal 2012 lays the foundation for continued revenue growth, margin expansion, and positive cash flow and earnings in fiscal 2013. As in past years, our outlook is influenced by product launches and to a lesser degree, market shortages. The continued strong contributions from calcium leucovorin, the market formation for zoledronic acid and the approval of our iron sucrose ANDA are key drivers of performance for Sagent in the current fiscal year.”

Sagent’s business plan for fiscal 2013 currently anticipates:

•	Net revenue for the year to be in the range of $220 to $250 million driven by 13 to 15 product launches;

•	Adjusted gross profit as a percentage of net revenues in the range of 23% to 28%;

•	Product development expense in the range of $20 to $22 million; and

•	Selling, general and administrative expenses in the range of $32 to $35 million.

Based upon the above assumptions, the Company anticipates reported net income for fiscal 2013 to be in the range of breakeven to $5 million.

Conference Call Information

Sagent will host its 2012 fourth quarter and fiscal year end conference call today beginning at 9:00 a.m. Eastern Standard Time. Please call 877-293-5456 from the United States or +1-707-287-9357 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website, www.sagentpharma.com. A replay also will be available for 14 days following the live call, and may be accessed via the Company’s website or by calling 855-859-2056, passcode 93294023.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectables. Sagent has created a unique, global network of resources, comprising rapid development capabilities, sophisticated manufacturing and innovative drug delivery technologies, resulting in an extensive and rapidly expanding pharmaceutical product portfolio that fulfills the evolving needs of patients.

Forward-Looking Statements

Statements contained in this press release contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact, including our fiscal 2013 guidance, included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Sagent’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business as of the date of this release. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Sagent’s expectations are not predictions of future performance, and future results may substantially differ from current expectations based upon a variety of factors, risks and uncertainties affecting Sagent’s business, including, among others, our reliance upon our business partners for timely supply of sufficient high quality API and finished products in the quantities we require; the difficulty of predicting the timing or outcome of product development efforts and FDA approvals; the difficulty of predicting the timing and outcome of any pending litigation including litigation involving third parties that may have an impact on the timing of Sagent’s product launches; the impact of competitive products and pricing and actions by Sagent’s competitors with respect thereto; the timing of product launches;

compliance with FDA and other governmental regulations by Sagent and its third party manufacturers; changes in laws and regulations; our ability to realize expected benefits from our investment in our KSCP joint venture in China; the potential that we may be required to make additional capital investments in KSCP to continue its operations; and such other risks detailed in Sagent’s periodic public filings with the Securities and Exchange Commission, including but not limited to Sagent’s most recent annual report on Form 10-K. Sagent disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law.

Non-GAAP Financial Measures

Sagent reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The press release and the accompanying schedules, as well as earnings discussions, include a discussion of Adjusted Gross Profit, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with GAAP. We define Adjusted Gross Profit as gross profit plus our share of the gross profit earned through our Sagent Agila joint venture which is included in the Equity in net (income) loss of joint ventures line on the Condensed Consolidated Statements of Operations. We define EBITDA as net loss less interest expense, net of interest income, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as net loss less interest expense, net of interest income, provision for income taxes, depreciation and amortization, stock-based compensation expense and the equity in net loss of our KSCP joint venture.

We believe that Adjusted Gross Profit, EBITDA and Adjusted EBITDA are relevant and useful supplemental information for our investors. Our management believes that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliation to the most directly comparable GAAP financial measures, provides a more complete understanding of the factors and trends affecting Sagent than could be obtained absent these disclosures. Management uses Adjusted Gross Profit, EBITDA and Adjusted EBITDA and corresponding ratios to make operating and strategic decisions and evaluate our performance. We have disclosed these non-GAAP financial measures so that our investors have the same financial data that management uses with the intention of assisting you in making comparisons to our historical operating results and analyzing our underlying performance. Our management believes that Adjusted Gross Profit provides a useful supplemental tool to consistently evaluate the profitability of our products that have profit sharing arrangements. The limitation of this measure is that it includes an item that does not have an impact on reported gross profit. The best way that this limitation can be addressed is by using Adjusted Gross Profit in combination with our GAAP reported gross profit. Our management believes that EBITDA and Adjusted EBITDA are useful supplemental tools to evaluate the underlying operating performance of the company on an ongoing basis. The limitation of these measures is that they exclude items that have an impact on net loss. The best way that these limitations can be addressed is by using EBITDA and Adjusted EBITDA in combination with our GAAP reported net loss. Because Adjusted Gross Profit, EBITDA and Adjusted EBITDA calculations may vary among other companies, the Adjusted Gross Profit, EBITDA and Adjusted EBITDA figures presented below may not be comparable to similarly titled measures used by other companies. Our use of Adjusted Gross Profit, EBITDA and Adjusted EBITDA is not meant to and should not be considered in isolation or as a substitute for, or superior to, any GAAP financial measure. You should carefully evaluate the attached schedule reconciling Adjusted Gross Profit to our GAAP reported gross profit and EBITDA and Adjusted EBITDA to our GAAP reported net loss for the periods presented.

Financial Tables	Schedule 1

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Three months ended December 31,
	2012	2011	$ change	% change

Net revenue	$53,226	$48,526	$4,700	10%
Cost of sales	41,608	44,032	(2,424)	-6%

Gross profit	11,618	4,494	7,124	159%
Gross profit as % of net revenue	21.8%	9.3%

Operating expenses:
Product development	4,436	4,572	(136)	-3%
Selling, general and administrative	8,004	7,009	995	14%
Management reorganization	(31)	—	(31)	100%
Equity in net (income) loss of joint ventures	(748)	933	(1,681)	180%

Total operating expenses	11,661	12,514	(853)	-7%

Loss from operations	(43)	(8,020)	7,977	99%
Interest income and other	33	105	(72)	-69%
Interest expense	(52)	(1,210)	1,158	96%

Loss before income taxes	(62)	(9,125)	9,063	99%
Provision for income taxes	—	—	—	0%

Net loss	$(62)	$(9,125)	$9,063	99%

Net loss per common share:
Basic	$(0.00)	$(0.33)	$0.33	100%
Diluted	$(0.00)	$(0.33)	$0.33	100%

Weighted average shares outstanding, basic and diluted	28,092	27,891	201

Schedule 2

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Twelve months ended December 31,
	2012	2011	$ change	% change
	(Unaudited)

Net revenue	$183,615	$152,405	$31,210	20%
Cost of sales	152,508	133,636	18,872	14%

Gross profit	31,107	18,769	12,338	66%
Gross profit as % of net revenue	16.9%	12.3%

Operating expenses:
Product development	17,136	12,763	4,373	34%
Selling, general and administrative	30,093	25,148	4,945	20%
Management reorganization	708	—	708	100%
Equity in net (income) loss of joint ventures	(1,337)	2,531	(3,868)	153%

Total operating expenses	46,600	40,442	6,158	15%

Loss from operations	(15,493)	(21,673)	6,180	29%
Interest income and other	243	284	(41)	-14%
Interest expense	(1,567)	(4,195)	2,628	63%
Change in fair value of preferred stock warrants	—	(838)	838	100%

Loss before income taxes	(16,817)	(26,422)	9,605	36%
Provision for income taxes	—	—	—	0%

Net loss	$(16,817)	$(26,422)	$9,605	36%

Net loss per common share:
Basic	$(0.60)	$(1.31)	$0.71	54%
Diluted	$(0.60)	$(1.31)	$0.71	54%

Weighted average shares outstanding, basic and diluted	27,980	20,105	7,875

Schedule 3

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	December 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,687	$52,203
Short term investments	36,605	73,761
Accounts receivable, net of chargebacks and other deductions	31,609	29,028
Inventories, net	47,106	41,487
Due from related party	1,440	2,379
Prepaid expenses and other current assets	2,821	1,988

Total current assets	147,268	200,846
Property, plant, and equipment, net	780	884
Investment in joint ventures	19,622	22,762
Intangible assets, net	4,277	5,426
Other assets	368	590

Total assets	$172,315	$230,508

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$21,812	$35,403
Due to related party	7,026	4,303
Accrued profit sharing	4,246	3,753
Accrued liabilities	7,369	7,634
Current portion of long-term debt	—	8,182
Notes payable	—	24,867

Total current liabilities	40,453	84,142

Long term liabilities:
Long-term debt	—	4,091
Other long-term liabilities	6	606

Total liabilities	40,459	88,839

Total stockholders’ equity	131,856	141,669

Total liabilities and stockholders’ equity	$172,315	$230,508

Schedule 4

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three months ended December 31,				% of net revenue, three months ended December 31,
	2012	2011	$ Change	% Change	2012	2011	% Change

Adjusted Gross Profit	$13,117	$5,203	$7,914	152%	24.6%	10.7%	13.9%
Sagent portion of gross profit earned by Sagent Agila joint venture	1,499	709	790	111%	2.8%	1.4%	1.4%

Gross Profit	$11,618	$4,494	$7,124	159%	21.8%	9.3%	12.5%

	Twelve months ended December 31,				% of net revenue, twelve months ended December 31,
	2012	2011	$ Change	% Change	2012	2011	% Change

Adjusted Gross Profit	$36,746	$20,833	$15,913	76%	20.0%	13.7%	6.3%
Sagent portion of gross profit earned by Sagent Agila joint venture	5,639	2,064	3,575	173%	3.1%	1.4%	1.7%

Gross Profit	$31,107	$18,769	$12,338	66%	16.9%	12.3%	4.6%

Sagent’s business plan for fiscal 2013 currently anticipates:

% of net revenue, twelve months ended December 31, 2013
Adjusted Gross Profit	23% - 28%
Sagent portion of gross profit earned by Sagent Agila joint venture	2% - 3%
Gross Profit	21% - 25%

Schedule 4 (continued)

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three months ended December 31,
	2012	2011	$ Change	% Change

Adjusted EBITDA	$2,677	$(3,896)	$6,573	169%
Stock-based compensation expense	1,255	928	327	35%
Equity in net loss of KSCP joint venture	677	1,570	(893)	-57%

EBITDA	$745	$(6,394)	$7,139	112%

Depreciation and amortization expense[1]	788	1,411	(623)	-44%
Interest expense, net	19	1,320	(1,301)	-99%
Provision for income taxes	—	—	—	—

Net loss	$(62)	$(9,125)	$9,063	99%

	Twelve months ended December 31,
	2012	2011	$ Change	% Change

Adjusted EBITDA	$(628)	$(12,476)	$11,848	95%
Stock-based compensation expense	5,552	2,545	3,007	118%
Equity in net loss of KSCP joint venture	3,814	4,331	(517)	-12%

EBITDA	$(9,994)	$(19,352)	$9,358	48%

Depreciation and amortization expense[1]	5,499	3,159	2,340	74%
Interest expense, net	1,324	3,911	(2,587)	-66%
Provision for income taxes	—	—	—

Net loss	$(16,817)	$(26,422)	$9,605	36%

[1]

Depreciation and amortization expense excludes $22 and $133 of amortization in the three months ended December 31, 2012 and 2011, respectively, and $506 and $465 in the twelve months ended December 31, 2012 and 2011, respectively, related to deferred financing fees, which is included within interest expense and other in our Condensed Consolidated Statements of Operations for the three and twelve months ended December 31, 2012 and 2011.